Exhibit 99.1

FOR IMMEDIATE RELEASE

Tabula Rasa HealthCare Announces Closing of Offering of 1.75% Convertible Notes and Exercise in Full of Option to Purchase Additional Notes

MOORESTOWN, N.J., February 12, 2019 — Tabula Rasa HealthCare, Inc. (NASDAQ:TRHC) (“TRHC”) today announced the closing of its previously announced offering of $325 million principal amount of 1.75% convertible senior subordinated notes due 2026 (the “notes”), including the exercise by the initial purchasers of their option to purchase an additional $40 million principal amount of the notes, solely to cover over-allotments. The notes were sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”).

The notes are senior subordinated unsecured obligations of TRHC and will pay interest semi-annually at a rate of 1.75 percent per annum. The notes are convertible, at the holder’s option, at an initial conversion rate of 14.2966 shares of TRHC’s common stock per $1,000 principal amount of notes, subject to adjustment in certain circumstances. This conversion rate is equal to an initial conversion price of approximately $69.95 per share. Prior to August 15, 2025, the notes will be convertible only upon the occurrence of certain events and during certain periods, and thereafter, at any time until the close of business on the second scheduled trading day immediately preceding the maturity date. Upon conversion, TRHC will pay or deliver, as the case may be, shares of TRHC’s common stock, cash or a combination thereof at TRHC’s option.  The notes will mature on February 15, 2026, unless earlier converted or repurchased.

TRHC received net proceeds from the offering of approximately $315.7 million, after deducting initial purchasers’ discounts and commissions and estimated offering expenses. TRHC used approximately $35.8 million of the net proceeds from the offering to pay the cost of the convertible note hedge transactions described below (after applying the proceeds from the sale of the warrant transactions, as described below). TRHC intends to use the remainder of the net proceeds from the offering to repay amounts outstanding under its existing revolving credit facility and for general corporate purposes, which may include potential future acquisitions.

In connection with the offering, including the exercise of the over-allotment option, TRHC has entered into convertible note hedge transactions with one or more of the initial purchasers of the notes or their respective affiliates (the “option counterparties”). TRHC also has entered into warrant transactions with the option counterparties. The convertible note hedge transactions are expected generally to reduce the potential dilution to TRHC’s common stock upon conversion of the notes and/or offset any potential cash payments TRHC is required to make in excess of the principal amount of converted notes, as the case may be. The warrant transactions could separately have a dilutive effect on TRHC’s common stock to the extent that the market price per share of TRHC’s common stock exceeds the strike price of the warrants. The strike price of the warrants is initially $105.58 per share, which represents a premium of approximately 100% over the $52.79 per share closing price of TRHC’s common stock on February 7, 2019.

TRHC has been advised that, in connection with establishing their initial hedges of the convertible note hedge and warrant transactions, the option counterparties or their affiliates purchased shares of TRHC’s common stock and/or entered into various derivative transactions with respect to TRHC’s common stock concurrently with, or shortly after, the pricing of the notes.  This activity may have increased (or reduced the size of any decrease in) the market price of TRHC’s common stock.

In addition, the option counterparties or their affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to TRHC’s common stock and/or purchasing or selling TRHC’s common stock or its other securities in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during any observation period related to a conversion of notes). This activity could also cause or avoid an increase or a decrease in the market price of TRHC’s common stock or the notes, which could affect noteholders’ ability to convert the notes and, to the extent the activity occurs during any observation period related to a conversion of notes, it could affect the number of shares and value of the consideration that noteholders will receive upon conversion of the notes.

Neither the notes nor the shares of TRHC’s common stock issuable upon conversion of the notes, if any, have been, nor will be, registered under the Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of any of the notes in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Tabula Rasa HealthCare

TRHC (NASDAQ:TRHC) provides patient-specific, data-driven technology and solutions that enable healthcare organizations to optimize medication regimens to improve patient outcomes, reduce hospitalizations, lower healthcare costs and manage risk. TRHC provides solutions for a range of payers, providers and other healthcare organizations.

Forward-Looking Statements

This press release includes forward-looking statements that we believe to be reasonable as of today’s date including statements regarding the proposed offering and the anticipated use of proceeds therefrom.  Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” and similar expressions. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: the need to innovate and provide useful products and services; risks related to changing healthcare and other applicable regulations; increasing consolidation in the healthcare industry; managing our growth effectively; our ability to adequately protect our intellectual property; and the other risk factors set forth from time to time in our filings with the SEC, including those factors discussed under the caption “Risk Factors” in our most recent annual report on Form 10-K, filed with the SEC on March 14, 2018, and in subsequent reports filed with or furnished to the SEC, copies of which are available free of charge within the Investor Relations section of the TRHC website http://ir.trhc.com or upon request from our Investor Relations Department. Any forward-looking statement speaks only as of the date on which it was made. TRHC assumes no obligation and does not intend to update these forward-looking statements, except as required by law, to reflect events or circumstances occurring after today’s date.

Media Contact

Dianne Semingson

dsemingson@trhc.com

T: (215) 870-0829

Investors

Bob East or Asher Dewhurst

Westwicke Partners

tabularasa@westwicke.com

T: (443) 213-0500